UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )
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Minerals Technologies Inc.
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Explanatory Note

On May 2, 2023, Minerals Technologies Inc. (“MTI”) submitted to Glass Lewis a Report Feedback Statement (“RFS”) regarding Glass Lewis’s proxy paper with respect to MTI’s 2023 Annual Meeting of Shareholders.  The RFS is reproduced in its entirety below.

May 2, 2023

Dear Shareholders:

We appreciate the opportunity to respond directly to the Glass Lewis proxy paper published on April 26, 2023 regarding the 2023 Annual Meeting of Shareholders of Minerals Technologies Inc. (“MTI”) scheduled for May 17, 2023.  In its proxy paper, Glass Lewis recommends that MTI shareholders (i) vote against the advisory vote to approve executive compensation (“say-on-pay”) and (ii) vote against the chair of MTI’s Corporate Governance and Nominating Committee.  We disagree with Glass Lewis’s recommendations for the reasons outlined below and believe that the information in this letter, along with our definitive proxy statement filed with the US Securities and Exchange Commission on April 6, 2023 (the “Proxy Statement”), will be helpful to you as you cast your vote.

Say-on-Pay

MTI remains committed to compensation that drives performance and aligns with investors’ interests. The Compensation Discussion and Analysis beginning on page 42 of our Proxy Statement explains in detail MTI’s pay-for-performance compensation program. We believe that the metrics and targets at the core of the MTI compensation program have successfully correlated with the company’s near- and long-term financial and operating success.  As you review our 2022 compensation program, we ask that you please keep in mind:

•
Our performance in 2022 reflects our continued execution in advancing our growth strategy by positioning our businesses in faster-growing markets and geographies, accelerating the development of new products and technologies, and acquiring new companies that fit our core markets. We delivered record-setting sales, enhanced positions in our core product lines while extending into faster growing geographies, strengthened our consumer-oriented portfolio with the acquisition of Concept Pet, and introduced many new innovative products. The continued execution of our strategic initiatives has transformed MTI into a higher growth, higher margin, and higher value company.

•	Over 87% of the compensation of our Chief Executive Officer, Douglas T. Dietrich, is at risk and variable depending on company and individual performance.
•
In 2022, we continued to extensively engage with our shareholders with respect to our compensation and corporate governance practices. At last year’s Annual Meeting of Stockholders, MTI’s compensation program was approved with the support of 93% of the votes cast, and we have received at least 90% support for our compensation program for the last four years. This vote, together with the feedback we received in our annual engagement program, evidences the strong stockholder support for MTI’s executive compensation decisions and policies, which lead to substantially maintaining our executive compensation policies for 2022.

Glass Lewis bases its recommendation on what it says is a disconnect between pay and performance. We believe this analysis is flawed and that compensation received by Mr. Dietrich and our other named executive officers in respect of fiscal year 2022 appropriately aligned executive pay with our performance. We extensively detail our 2022 operational and financial performance on pages 42-52 of our Proxy Statement. The performance metrics used in Glass Lewis’s pay-for-performance model do not fully capture the factors affecting our performance in 2022. For example, Glass Lewis compares MTI’s earnings per share growth and change in operating cash flow unfavorably to our peers. However, our earnings per share were impacted by foreign exchange and expenses associated with higher interest rates, which together decreased earnings by $0.40 per share. Similarly, Glass Lewis takes a snapshot of a unique year with significant inflation, which adversely impacted our working capital. As we’ve stated in our last two earnings calls, MTI has historically delivered cash flows above peer levels, and we expect cash flow from operations to return to more normal levels in 2023 as the inflationary impact on our working capital begins to release. A deeper review of our performance in 2022 should reveal that MTI did not perform worse than its peers.
We also believe Glass Lewis’s analysis of 2022 compensation, which found a year-over-year compensation increase for Mr. Dietrich, is flawed. Mr. Dietrich’s realizable compensation, which reflects the impact of stock price on compensation over the course of the year, was flat as compared to 2021. Moreover, as measured by the SEC’s new “compensation actually paid” metric, compensation paid to Mr. Dietrich in 2022 decreased as compared to 2021. See page 65 of the Proxy Statement for a discussion of realizable compensation, and pages 80-83 of the Proxy Statement for a discussion of compensation actually paid, including charts that compare it to various performance metrics. Viewed in this light, Mr. Dietrich’s compensation was well aligned with performance. Indeed, Glass Lewis’s evaluation of Mr. Dietrich’s realizable compensation over the long term, as set forth on page 9 of its proxy paper, indicates that realizable pay is almost perfectly aligned with total shareholder return, as both were almost exactly in the 50th percentile of market and industry peers as determined by Glass Lewis.
We also disagree with Glass Lewis’s assertion that less than half of long-term compensation granted in 2022 is performance-based. We believe that all long-term compensation granted by us is performance-based. In particular, the equity awards (stock options and deferred restricted stock units) awarded to our executives provide a direct link between pay and stockholder interests, since the value of the award is influenced by MTI’s stock price. Further, equity awards have a three-year vesting period. We strongly believe that these awards are performance-based, as vesting only occurs if the executive continues to be employed by the company on the vesting date. We have a high-performance culture. This means that we expect our executives to perform at high levels. Our history is that executives that do not meet such performance standards leave our company. These officers have forfeited all of their unvested equity awards.
For these reasons, we recommend shareholders vote FOR Item 3 - the advisory vote to approve executive compensation.

Gender Diversity

In its paper, Glass Lewis recommended a vote against Alison A. Deans, the chair of our Corporate Governance and Nominating Committee, due to board gender diversity concerns. This recommendation does not recognize MTI’s commitment to board diversity.
MTI continues to focus on an increase in the diversity of our board. As we noted in our Proxy Statement, we have committed to seek highly qualified board candidates with a diversity of race, ethnicity and gender in each candidate pool. Over the past six years, part of which includes Ms. Deans’ tenure as chair of the Corporate Governance and Nominating Committee, we have added to our board four new directors, all of whom are diverse: Carolyn Pittman (2017), Franklin L. Feder (2017), Ms. Deans (2019) and Rocky Motwani (2022). We have also added a board diversity matrix to our Proxy Statement (see page 6) for full transparency with respect to the racial, ethnic and gender diversity of our board.
Glass Lewis bases its recommendation on MTI’s failure to meet Glass Lewis’s 30% gender diversity threshold. We have increased the diversity of our Board with each of our last four directors and will continue to focus on diversity as part of our board refreshment process.  We also believe it is in the best interests of our shareholders for us to find the right director who will enhance the board’s knowledge, skills, experience, rather than trying to meet Glass Lewis’s deadline. As chair of the Corporate Governance and Nominating Committee, Ms. Deans has been a vital part of Board refreshment process. Ms. Deans also brings to our board experience in areas important to the operations and strategy of the Company, including in particular experience from an investor perspective as former Chief Investment Officer at CRT and at Lehman Brothers/Neuberger Berman, as well as extensive financial oversight experience in senior management roles with CRT, Lehman Brothers/Neuberger Berman, BankOne, and Travelers/Citigroup.
For these reasons, we recommend shareholders vote FOR the re-election of Alison A. Deans to our board.
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We invite our shareholders to review our Proxy Statement and welcome engagement with our shareholders at any time. Please contact me at lydia.kopylova@mineralstech.com if you have any questions.
Sincerely,
/s/ Lydia Kopylova
Lydia Kopylova
Vice President – Investor Relations
Minerals Technologies Inc.